Exhibit 99.2

DCP SAND HILLS PIPELINE, LLC

Consolidated Financial Statements

As of and for the Years Ended December 31, 2013 and 2012, and
for the Period from Inception (February 2, 2011) to December 31, 2011

Deloitte & Touche LLP
Suite 3600
555 Seventeenth Street
Denver, CO 80202-3942
USA

Tel: +1 303 292 5400
Fax: +1 303 312 4000
www.deloitte.com

INDEPENDENT AUDITORS' REPORT
To the Members of
DCP Sand Hills Pipeline, LLC
Denver, Colorado
We have audited the accompanying consolidated financial statements of DCP Sand Hills Pipeline, LLC (the "Company"), which comprise the consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, changes in equity, and cash flows for the years then ended, and for the period from February 2, 2011 (date of inception) to December 31, 2011, and the related notes to the consolidated financial statements.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of DCP Sand Hills Pipeline, LLC as of December 31, 2013 and 2012, and the results of their operations and their cash flows for the years then ended, and for the period from February 2, 2011 (date of inception) to December 31, 2011, in accordance with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP

February 20, 2014

Member of
Deloitte Touche Tohmatsu

DCP SAND HILLS PIPELINE, LLC
CONSOLIDATED BALANCE SHEETS
(millions)

	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$36.0	$6.6
Accounts receivable:
Affiliates	7.3	2.6
Trade and other	3.4	—
Other	0.1	—
Total current assets	46.8	9.2
Property, plant and equipment, net	1,198.6	809.2
Other long-term assets	1.4	—
Total assets	$1,246.8	$818.4
LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Accounts payable:
Affiliates	$0.3	$0.3
Trade and other	2.0	1.0
Deferred revenues:
Affiliates	18.3	—
Third party	8.1	—
Distributions payable to members	24.9	—
Accrued taxes	5.4	—
Accrued capital expenditures	9.2	32.2
Accrued liabilities and other	1.4	0.1
Total current liabilities	69.6	33.6
Deferred income taxes	0.4	—
Other long-term liabilities	1.2	—
Total liabilities	71.2	33.6
Total members’ equity	1,175.6	784.8
Total liabilities and members’ equity	$1,246.8	$818.4

See Notes to Consolidated Financial Statements.

DCP SAND HILLS PIPELINE, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS
(millions)

	Year ended December 31,		For the Period from Inception (February 2, 2011) to December 31, 2011
	2013	2012
Operating revenues:
Transportation - affiliates	$38.7	$0.1	$—
Transportation	7.5	—	—
Total operating revenues	46.2	0.1	—
Operating costs and expenses:
Purchases	1.0	—	—
Operating and maintenance expense	7.0	0.4	—
Depreciation expense	16.2	0.1	—
General and administrative expense - affiliates	5.0	—	—
General and administrative expense	2.2	0.7	0.1
Total operating costs and expenses	31.4	1.2	0.1
Operating income (loss)	14.8	(1.1)	(0.1)
Income tax expense	(0.7)	—	—
Net income (loss)	$14.1	$(1.1)	$(0.1)

See Notes to Consolidated Financial Statements.

DCP SAND HILLS PIPELINE, LLC
CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY
(millions)

	DCP Midstream, LP	Phillips 66 Sand Hills LLC	Spectra Energy Sand Hills Holding, LLC	Total Members’ Equity

Balance, February 2, 2011 (date of inception)	$—	$—	$—	$—
Contributions from members, net	150.3	—	—	150.3
Net loss	(0.1)	—	—	(0.1)
Balance, December 31, 2011	150.2	—	—	150.2
Contributions from members, net	554.8	—	—	554.8
Net loss attributable to January 1, 2012 to November 15, 2012 (prior to sale of ownership interests in DCP Sand Hills Pipeline, LLC)	(0.6)	—	—	(0.6)
Acquisition of ownership interest in DCP Sand Hills Pipeline, LLC	(450.4)	225.2	225.2	—
Contributions from members, net	27.0	36.5	36.5	100.0
Return of investment to members	(19.1)	—	—	(19.1)
Net loss attributable to November 16, 2012 to December 31, 2012	(0.3)	(0.1)	(0.1)	(0.5)
Balance, December 31, 2012	261.6	261.6	261.6	784.8
Contributions from members, net	134.7	134.8	134.8	404.3
Distributions to members	(9.2)	(9.2)	(9.2)	(27.6)
Net income	4.7	4.7	4.7	14.1
Balance, December 31, 2013	$391.8	$391.9	$391.9	$1,175.6

See Notes to Consolidated Financial Statements.

DCP SAND HILLS PIPELINE, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(millions)

	Year ended December 31,		For the Period from Inception (February 2, 2011) to December 31, 2011
	2013	2012

OPERATING ACTIVITIES:
Net income (loss)	$14.1	$(1.1)	$(0.1)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation expense	16.2	0.1	—
Change in operating assets and liabilities:
Accounts receivable	(7.7)	(4.4)	—
Accounts payable	0.4	0.5	—
Deferred revenues	26.4	—	—
Other current assets	(0.1)	—	—
Other long-term assets	(1.4)	—	—
Other current liabilities	5.8	0.1	—
Other long-term liabilities	0.8	—	—
Net cash provided by (used in) operating activities	54.5	(4.8)	(0.1)
INVESTING ACTIVITIES:
Capital expenditures	(427.6)	(564.3)	(150.2)
Acquisition of Odessa Pipeline Asset	—	(60.0)	—
Proceeds from sale of assets	0.9	—	—
Net cash used in investing activities	(426.7)	(624.3)	(150.2)
FINANCING ACTIVITIES:
Proceeds from sale of two-thirds equity interests	—	450.4	—
Contributions from members	516.4	654.8	150.3
Return of investment to members	(91.4)	(469.5)	—
Distributions to members	(23.4)	—	—
Net cash provided by financing activities	401.6	635.7	150.3
Net change in cash and cash equivalents	29.4	6.6	—
Cash and cash equivalents, beginning of period	6.6	—	—
Cash and cash equivalents, end of period	$36.0	$6.6	$—

See Notes to Consolidated Financial Statements.

DCP SAND HILLS PIPELINE, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
As of and for the Years Ended December 31, 2013 and 2012, and
for the Period from Inception (February 2, 2011) to December 31, 2011

1. Description of Business and Basis of Presentation
DCP Sand Hills Pipeline, LLC, with its consolidated subsidiary, or Sand Hills, we, our, the Company, or us, is engaged in the business of transporting natural gas liquids, or NGLs. The Sand Hills pipeline consists of approximately 720 miles of 20-inch pipeline, and will ramp up to a capacity of more than 200,000 barrels per day after completion of planned pump stations. The Sand Hills pipeline is a common carrier pipeline which provides takeaway service from plants in the Permian and the Eagle Ford basins to fractionation facilities along the Texas Gulf Coast and the Mont Belvieu, Texas market hub.
We are a limited liability company owned approximately one-third by DCP Midstream, LP, a 100% owned subsidiary of DCP Midstream, LLC, or DCP Midstream, and approximately one-third by Phillips 66 Sand Hills LLC, a 100% owned subsidiary of Phillips 66, and approximately one-third by Spectra Energy Sand Hills Holding, LLC, a 100% owned subsidiary of Spectra Energy Partners, LP, or Spectra Energy Parnters. Throughout these financial statements, DCP Midstream, Phillips 66 and Spectra Energy Partners will together be referenced as the members. DCP Midstream is a joint venture owned 50% by Phillips 66 and 50% by Spectra Energy Corp.
On November 15, 2012, Phillips 66 and Spectra Energy Corp contributed approximately $450.4 million to Sand Hills, representing the acquisition of a two-thirds interest in us, which was distributed to DCP Midstream on the same date as a capital expenditure reimbursement. Prior to November 15, 2012, we were owned 100% by DCP Midstream.
The Company allocates revenues, costs, and expenses in accordance with the terms of the Second Amended and Restated LLC Agreement, which became effective on September 3, 2013, or the LLC Agreement, to each of the three members based on each member’s ownership interest. Under terms of the LLC Agreement, the members are required to fund capital calls necessary to fund the capital requirements of the Company, including capital expansion and working capital requirements. The necessary capital calls are determined based on estimated capital activity each month, and are reconciled to actual spending on a quarterly basis. Based on this analysis, any excess cash calls are refunded to the members as part of the quarterly distribution, and such refunds are shown with contributions, net, within the consolidated statements of changes in equity. Under the terms of the LLC Agreement, cash calls and cash distributions from operations are allocated to the members based upon each member’s respective ownership interest.
Since our inception on February 2, 2011, we devoted substantially all of our efforts to constructing the Sand Hills pipeline. Certain segments of the Sand Hills pipeline were placed into service in late 2012, but did not generate significant revenues. The Sand Hills pipeline was placed into service in June 2013. Accordingly, we have commenced our planned principal operations and are no longer considered to be in the development stage for the year ended December 31, 2013.
The consolidated financial statements include the accounts of Sand Hills and its 100% owned subsidiary and have been prepared in accordance with accounting principles generally accepted in the United States of America, or GAAP. Intercompany balances and transactions have been eliminated. Transactions between us and the members have been identified in the consolidated financial statements as transactions between affiliates.
2. Summary of Significant Accounting Policies
Use of Estimates - Conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and notes. Although these estimates are based on management’s best available knowledge of current and expected future events, actual results could differ from those estimates.
Cash and Cash Equivalents - Cash and cash equivalents include all cash balances and investments in highly liquid financial instruments purchased with an original stated maturity of 90 days or less and temporary investments of cash in short-term money market securities.
Allowance for Doubtful Accounts - Management estimates the amount of required allowances for the potential non-collectability of accounts receivable generally based upon the number of days past due, past collection experience and consideration of other relevant factors. However, past experience may not be indicative of future collections and therefore additional charges could be incurred in the future to reflect differences between estimated and actual collections. There was no allowance for doubtful accounts as of December 31, 2013 or 2012.
Distributions - Under the terms of the LLC Agreement, we are required to make quarterly distributions to the members based on Available Cash, as the term is defined in the LLC Agreement. Distributions are paid pursuant to the members’ respective ownership percentages at the date the distributions are due. During the year ended December 31, 2013, we declared distributions totaling $27.6 million. No distributions were paid to the members during the year ended December 31, 2012 or during the period from inception (February 2, 2011) to December 31, 2011.
Estimated Fair Value of Financial Instruments - The fair value of cash and cash equivalents, accounts receivable and

DCP SAND HILLS PIPELINE, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
As of and for the Years Ended December 31, 2013 and 2012, and
for the Period from Inception (February 2, 2011) to December 31, 2011 accounts payable included in the consolidated balance sheets are not materially different from their carrying amounts because of the short-term nature of these instruments. We may invest available cash balances in short-term money market securities. As of December 31, 2013 and 2012, we invested $11.0 million and $6.5 million, respectively, in short-term money market securities which are included in cash and cash equivalents in our consolidated balance sheets. Given that the value of the short-term money market securities is publicly traded and market prices are readily available, these investments are considered Level 1 fair value measurements.
Concentration of Credit Risk - Financial instruments that potentially subject us to concentrations of credit risk consist principally of cash and accounts receivable. We derive the majority of our revenue from transportation fees earned from DCP Midstream and its affiliates and ConocoPhillips. We extend credit to customers and other parties in the normal course of business and have established various procedures to manage our credit exposure, including initial credit approvals, credit limits and rights of offset.
Property, Plant and Equipment - Property, plant and equipment are recorded at historical cost. The cost of maintenance and repairs, which are not significant improvements, are expensed when incurred. Depreciation is computed using the straight-line method over the estimated useful lives of the assets.
Asset Retirement Obligations - Asset retirement obligations, or AROs, relate primarily to the contractual obligations relating to the retirement or abandonment of our transportation pipelines, obligations related to right-of-way easement agreements, and contractual leases for land use. We adjust our ARO each quarter for any liabilities incurred or settled during the period, accretion expense and any revisions to the estimated cash flows. Asset retirement obligations associated with tangible long-lived assets are recorded at fair value in the period in which they are incurred, if a reasonable estimate of fair value can be made, and added to the carrying amount of the associated asset. This additional carrying amount is then depreciated over the life of the asset. The liability is determined using a risk-free interest rate and accretes due to the passage of time based on the time value of money until the obligation is settled. None of our assets are legally restricted for purposes of settling AROs.
Long-Lived Assets - We periodically evaluate whether the carrying value of long-lived assets has been impaired when circumstances indicate the carrying value of those assets may not be recoverable. This evaluation is based on undiscounted cash flow projections. The carrying amount is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. We consider various factors when determining if these assets should be evaluated for impairment, including but not limited to:

•	a significant adverse change in legal factors or business climate;

•
a current-period operating or cash flow loss combined with a history of operating or cash flow losses, or a projection or forecast that demonstrates continuing losses associated with the use of a long-lived asset;

•	an accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of a long-lived asset;

•	significant adverse changes in the extent or manner in which an asset is used, or in its physical condition;

•	a significant adverse change in the market value of an asset; or

•	a current expectation that, more likely than not, an asset will be sold or otherwise disposed of before the end of its estimated useful life.
If the carrying value is not recoverable, the impairment loss is measured as the excess of the asset’s carrying value over its fair value. We assess the fair value of long-lived assets using commonly accepted techniques, and may use more than one method, including, but not limited to, recent third party comparable sales and discounted cash flow models. Significant changes in market conditions resulting from events such as the condition of an asset or a change in management’s intent to utilize the asset would generally require management to reassess the cash flows related to the long-lived assets.
Revenue Recognition - We generate the majority of our revenues from fee-based arrangements. The revenues we earn are for long-term contracts relating to the transportation of NGLs and generally are not dependent on commodity prices. Certain demand contracts state that we will collect our monthly fee based on committed volumes, regardless of the actual volumes transported. In some instances, revenue is deferred for any payments received in excess of actual volumes transported and revenue is recognized once the committed volumes are transported, or certain contractual provisions have expired, and all other revenue recognition criteria are met.
We recognize revenues under the four revenue recognition criteria, as follows:

•	Persuasive evidence of an arrangement exists - Our customary practice is to enter into a written contract.

•	Delivery - Delivery is deemed to have occurred when the services are rendered.

DCP SAND HILLS PIPELINE, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
As of and for the Years Ended December 31, 2013 and 2012, and
for the Period from Inception (February 2, 2011) to December 31, 2011

•	The fee is fixed or determinable - We negotiate the fee for our services at the outset of our fee-based arrangements. In these arrangements, the fees are nonrefundable.

•
Collectability is reasonably assured - Collectability is evaluated on a customer-by-customer basis. New and existing customers are subject to a credit review process, which evaluates the customers’ financial position (for example, credit metrics, liquidity and credit rating) and their ability to pay. If collectability is not considered probable at the outset of an arrangement in accordance with our credit review process, revenue is not recognized until the cash is collected.

Revenue for services provided, but not invoiced, is estimated each month. These estimates are generally based on preliminary throughput measurements and contract data.
Significant Customers - DCP Midstream and its affiliates and ConocoPhillips were significant customers in 2013. The following table summarizes our significant customer information for the year ended December 31, 2013.

Percentage of Total Operating Revenue by Customer:
DCP Midstream and its affiliates	83%
ConocoPhillips	12%
Environmental Expenditures - Environmental expenditures are expensed or capitalized as appropriate, depending upon the future economic benefit. Expenditures that relate to an existing condition caused by past operations and that do not generate current or future revenue are expensed. Liabilities for these expenditures are recorded on an undiscounted basis when environmental assessments and/or clean-ups are probable and the costs can be reasonably estimated.
Income Taxes - We are structured as a limited liability company, which is a pass-through entity for federal income tax purposes. As a limited liability company, we do not pay federal income taxes. Instead, our income or loss for tax purposes is allocated to each of the members for inclusion in their respective tax returns. Consequently, no provision for federal income taxes has been reflected in these consolidated financial statements. We are subject to the Texas margin tax, which is treated as a state income tax. We follow the asset and liability method of accounting for state income taxes. Under this method, deferred income taxes are recognized for the tax consequences of temporary differences between the consolidated financial statement carrying amounts and the tax basis of the assets and liabilities. For the year ended December 31, 2013, deferred state income tax expense totaled $0.4 million and current state income tax expense totaled $0.3 million. We had no deferred state income tax expense or current state income tax expense for the year ended December 31, 2012 and for the period from inception (February 2, 2011) to December 31, 2011.
3. Agreements and Transactions with Affiliates
DCP Midstream, LLC
Prior to November 15, 2012, we participated in DCP Midstream’s cash management program. As a result, we had no cash balances during that period and all of our cash management activity was performed by DCP Midstream on our behalf, including collection of receivables and payment of payables, which were recorded as contributions from members, net and are included in equity from DCP Midstream on the accompanying consolidated balance sheets.
Under the LLC Agreement, we are required to reimburse DCP Midstream for any direct costs or expenses (other than general and administration services) incurred by DCP Midstream on our behalf. Additionally, we pay DCP Midstream an annual service fee of $5.0 million, for centralized corporate functions provided by DCP Midstream on our behalf, including legal, accounting, cash management, insurance administration and claims processing, risk management, health, safety and environmental, information technology, human resources, credit, payroll, taxes and engineering. These expenses are included in general and administrative expense - affiliates in the consolidated statements of operations. Except with respect to the annual service fee, there is no limit on the reimbursements we make to DCP Midstream under the LLC Agreement for other expenses and expenditures incurred or payments made on our behalf.
We have entered into transportation agreements with DCP Midstream, which became effective in June 2013. Under the terms of these 15-year agreements, DCP Midstream has committed to transporting volumes at rates defined in our tariffs.
Summary of Transactions with Affiliates
The following table summarizes our transactions with affiliates:

DCP SAND HILLS PIPELINE, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
As of and for the Years Ended December 31, 2013 and 2012, and
for the Period from Inception (February 2, 2011) to December 31, 2011

	Year ended December 31,		For the Period from Inception (February 2, 2011) to December 31, 2011
	2013	2012
	(millions)
DCP Midstream, LP and its affiliates:
Transportation, processing and other	$38.7	$0.1	$—
General and administrative expense	$5.0	$—	$—
We had balances with affiliates as follows:

	December 31,
	2013	2012
	(millions)
DCP Midstream, LP and its affiliates:
Accounts receivable	$7.3	$2.6
Accounts payable	$(0.3)	$(0.3)
Deferred revenue	$(18.3)	$—
4. Property, Plant and Equipment
Property, plant and equipment by classification is as follows:

		Year ended December 31,
	Depreciable Life	2013	2012
		(millions)
Transmission systems	20 - 50 Years	$1,205.0	$84.8
Other	3 - 30 Years	1.0	—
Land		0.2	0.2
Construction work in progress		8.7	724.3
Property, plant and equipment		1,214.9	809.3
Accumulated depreciation		(16.3)	(0.1)
Property, plant and equipment, net		$1,198.6	$809.2
Depreciation expense for the years ended December 31, 2013 and 2012 was $16.2 million and $0.1 million, respectively. We had no depreciation expense for the period from inception (February 2, 2011) to December 31, 2011.
On February 27, 2012, we closed on the $60.0 million acquisition of the Odessa pipeline from a third-party in a transaction accounted for as an asset acquisition. The Odessa pipeline consists of 60 miles of 20-inch pipeline, which was converted from gas to NGL service and connected to the Sand Hills pipeline.
Asset Retirement Obligations - As of December 31, 2013 we had $0.8 million of AROs included in other long-term liabilities in our consolidated balance sheets. For the year ended December 31, 2013, accretion expense was less than $0.1 million. Accretion expense is recorded within operating and maintenance expense in our consolidated statements of operations.
5. Commitments and Contingent Liabilities
Litigation - We are not party to any significant legal proceedings, but are a party to various administrative and regulatory proceedings and commercial disputes that may arise in the ordinary course of our business. Management currently believes that the ultimate resolution of the foregoing matters, taken as a whole, and after consideration of amounts accrued, insurance coverage or other indemnification arrangements, will not have a material adverse effect on our results of operations, financial position, or cash flows.

DCP SAND HILLS PIPELINE, LLC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - Continued
As of and for the Years Ended December 31, 2013 and 2012, and
for the Period from Inception (February 2, 2011) to December 31, 2011

General Insurance - Insurance for Sand Hills is written in the commercial markets and through affiliate companies, which management believes is consistent with companies engaged in similar commercial operations with similar assets. Our insurance coverage includes: (1) general liability; (2) excess liability insurance above the established primary limits for general liability; and (3) property insurance. All coverage is subject to certain limits and deductibles, the terms and conditions of which are common for companies with similar types of operations.
Environmental - The operation of pipelines for transporting NGLs is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with United States laws and regulations at the federal, state and local levels that relate to air and water quality, hazardous and solid waste storage, management, transportation and disposal, and other environmental matters. The cost of planning, designing, constructing and operating pipelines must incorporate compliance with environmental laws and regulations and safety standards in accordance with U.S. Department of Transportation and the Pipeline and Hazardous Materials Administration. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and potentially criminal enforcement measures, including citizen suits, which can include the assessment of monetary penalties, the imposition of remedial requirements, the issuance of injunctions or restrictions on operations. Management believes that, based on currently known information, compliance with these laws and regulations will not have a material adverse effect on our results of operations, financial position or cash flows.
Operating Leases - We utilize assets under operating leases in several areas of operations. Consolidated rental expense, including leases with no continuing commitment, was $1.9 million for the year ended December 31, 2013. Rental expense for leases with escalation clauses is recognized on a straight line basis over the initial lease term.
Minimum rental payments under our various operating leases in the year indicated are as follows:

Minimum Rental Payments
(millions)
2014	3.5
2015	3.5
2016	3.5
2017	1.8
Total	$12.3
6. Supplemental Cash Flow Information

	Year ended December 31,		For the Period from Inception (February 2, 2011) to December 31, 2011
	2013	2012
	(millions)
Non-cash investing and financing activities:
Distributions payable to members	$24.9	$—	$—
Property, plant and equipment acquired with accrued liabilities	$10.7	$34.7	$12.7
Other non-cash additions of property, plant and equipment, net	$2.3	$0.2	$—
7. Subsequent Events
We have evaluated subsequent events occurring through February 20, 2014, the date the consolidated financial statements were issued.